Exhibit 99.1

Fusion Acquires Cloud Services Provider Fidelity

Expands Fusion’s Pro Forma Annual Revenues to More Than $115 Million
and its Business Customer Base to Over 13,000

NEW YORK, December 9, 2015 -- Fusion (NASDAQ: FSNN), a leading provider of cloud services, announced today that it has acquired Fidelity Voice and Data (“Fidelity”). Beachwood, Ohio-based Fidelity provides cloud voice, cloud connectivity, security, data center and cloud storage services to approximately 2,000 small, medium, and large business customers in the Midwest and throughout the U.S. Fusion expects to complete the integration of Fidelity by the end of the second quarter of 2016.

Total consideration in the transaction, which closed on December 8, 2015, was $30.0 million consisting of $28.5 million in cash and $1.5 million in Fusion common stock. The cash portion of the consideration was funded via Fusion’s existing bank credit facility and its cash balances. The transaction is immediately accretive to Fusion, with substantial opportunity for cost savings through elimination of redundancies.

Fidelity Acquisition Highlights

●	Contributes a revenue base of approximately $18 million per year, over 90% of which consists of monthly recurring revenues (MRR), growing nearly 10% organically through the first nine months of 2015

●	Adds approximately $6 million in annual pro forma Adjusted EBITDA after giving effect to projected cost synergies

●	Brings a customer base of approximately 2,000 businesses with a high average monthly revenue per customer (ARPU) of approximately $750 with a low churn rate of approximately 0.5% per month

●	Purchase price represents a valuation of 5.0x pro forma Adjusted EBITDA

●	Offers a highly comparable set of cloud solutions and network infrastructure which can be tightly integrated into Fusion’s existing platform

●	Contributes a strong team of experienced cloud technology professionals

Also, on December 7, 2015, Fusion completed an offering of common shares totaling approximately $6.0 million via its shelf registration statement, priced at the market close on December 4, 2015. The offering included significant additional commitments from Fusion’s largest institutional shareholder and from its chairman, its chief executive officer and other members of its board of directors.

Matthew Rosen, Fusion’s Chief Executive Officer, said, “The acquisition of Fidelity brings Fusion closer to its goal of building significant scale in the fragmented but rapidly growing cloud services market. Fidelity will also contribute to Fusion’s organic growth, accelerating Fusion’s progress over the last year in expanding its business. We intend to drive additional organic growth by cross-selling and up-selling Fusion’s comprehensive suite of integrated cloud solutions and leveraging the benefits of Fusion’s nation-wide network to Fidelity’s current customer base.

“Fusion adheres to a disciplined acquisition strategy based on a strict set of criteria. Fidelity met each of these criteria, including a business customer base with predictable, contracted recurring revenues, a high ARPU, and low churn, as well as a team of professionals and network assets that can be tightly integrated,” Mr. Rosen continued. “We expect to quickly integrate the Fidelity sales and marketing team, its network and back office infrastructure to accelerate the introduction of Fusion’s advanced, proprietary cloud solutions and national footprint to Fidelity’s customers.”

Don Hutchins, Fusion’s President and Chief Operating Officer, said, “Fidelity’s strong business profile means that the acquisition is immediately accretive to Fusion. We have also identified a range of specific cost savings opportunities which we expect to achieve as we integrate Fidelity into Fusion’s platform, just as we have accomplished with Fusion’s four previous acquisitions. We anticipate that these synergies will contribute significantly to our cash flow over the coming quarters.

Mr. Hutchins added, “Fusion’s growth through acquisition has been enabled by the financial flexibility we gained through the new and expanded credit facility we established in August. By funding the Fidelity acquisition with borrowings under our new credit facility, we have lowered Fusion’s blended cost of debt to approximately 8% from 9% previously, and from 11.2% prior to establishing this facility. This, together with the common share offering we completed earlier this week, demonstrate our ongoing commitment to optimizing our balance sheet for sustainable growth.”

About Fusion

Fusion is a leading provider of integrated cloud solutions to small, medium and large businesses. Fusion’s advanced, proprietary cloud service platform enables the integration of leading edge solutions in the cloud, including cloud communications, cloud connectivity, and cloud computing. Fusion’s innovative, yet proven cloud solutions lower our customers’ cost of ownership, and deliver new levels of security, flexibility, scalability, and speed of deployment. For more information, please visit www.fusionconnect.com.

Forward Looking Statements

Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and may sometimes be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “intend”, “estimate” or “continue” or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. Important risks regarding the company’s business include the company's ability to raise additional capital to execute its comprehensive business strategy; the integration of businesses and assets following an acquisition; the company's ability to comply with covenants included in its credit facilities; competitors with broader product lines and greater resources; emergence into new markets; natural disasters, acts of war, terrorism or other events beyond the company's control; and other factors identified by Fusion from time to time in its filings with the Securities and Exchange Commission, which are available through http://www.sec.gov. However, the reader is cautioned that Fusion’s future performance could also be affected by risks and uncertainties not enumerated above.

Fusion Contact
Brian Coyne
212-201-2404
bcoyne@fusionconnect.com

Darrow Associates Contacts for Fusion
Jordan Darrow
(631) 367-1866
jdarrow@darrowir.com

Bernie Kilkelly
(516) 236-7007
bkilkelly@darrowir.com